Capstone Companies, Inc.
Second Quarter 2012 Financial Results
Teleconference and Webcast
August 15, 2012 OTCQB: CAPC

Operator:  Greetings, and welcome to the Capstone Companies Incorporated Second Quarter 2012 Financial Results Conference Call.  At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.

If anyone should require operator assistance during the conference, please press star, zero, on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Deborah Pawlowski, Investor Relations for Capstone Companies Incorporated.  Thank you.  You may begin.

Deborah Pawlowski:  Thank you, Robin, and good afternoon everyone.  We appreciate your time and interest in Capstone Companies.  On the call, we have Stewart Wallach, Capstone’s President and Chief Executive Officer, and Gerry McClinton, Chief Financial Officer and Chief Operating Officer.  The gentlemen will be discussing the results of the second quarter, as well as giving us their outlook for the remaining quarters of 2012.  This will include a question-and-answer session.  If you do not have the release from this morning, it is available on the Company website at CapstoneCompaniesInc.com.

As you are aware, we may make some forward-looking statements during the formal presentation and the question and answer portion of this teleconference.  These statements apply to future events, which are subject to risks and uncertainties, as well as other factors that could cause the actual results to differ materially from where we are today.  These factors are outlined in our earnings release, as well as in documents filed by the Company with the Securities and Exchange Commission, which can be found either at our website or at SEC.gov.

And with that, let me turn the call over to Stewart.  Stewart?

Stewart Wallach:  Thank you, Deborah, and good morning everyone. Once again, as Deborah mentioned, we do appreciate your time today.  As you can see from our release, the second quarter was a disappointing quarter for the Company, relative to the revenue reporting, as we experienced some delays beyond our control with respect to the initial shipments from our recently introduced, domestic distribution program.  We’ll elaborate on that a bit later.

I’d like to make it clear that the Company was ready to move forward with this program, as we made a commitment long ago to expand our business model to support domestic distribution, and we have had that inventory ready to do as was required.  Gerry will elaborate a bit again on the magnitude of that investment.

We remain very optimistic, regardless of these numbers, as we have made steady progress in expanding our market channels to the large national retailers that required such a program to be implemented before they would carry our products.  If you will recall, and if you’ve been following the Company that was the strategy.  That was the last piece of the puzzle to go ahead and achieve vendor status for some of the remaining chains that we were not selling.  Additionally, these same clients have expressed a high level of interest in our recent product introductions from the 2012 National Hardware Show.  We recognize that, until we build sufficient scale, we are subject to significant variability quarter-to-quarter.

I’ll first review some highlights with regards to the second quarter, and an overall operational review.  Gerry, as always, will review the financials, and then I’ll come back and talk to our strategy and direction for the second half of 2012, and what some of these accomplishments mean to us long term.

A couple of things to point out regarding the domestic distribution, and why did we go into it.  Longtime investors have been following it and understand, but some of the newer investors may not be aware of why we made this investment, and why now.  It was the right decision to make.  It was the last step, as I said, in the strategy to expand our business plan and to achieve the scalability we’re looking for.  Regardless of the revenue postings resulting from the domestic distribution plan, what we did achieve was exactly what we set out to achieve.  Our products are now on the shelf of Walmart, Home Depot, and Office Depot, as a result of that plan.

We did have delayed shipments.  Although, as I said earlier, we were ready to launch as per the retailers’ respective plans, May/June, we have had delays, but we are shipping.  In fact, they are continuing to redistribute to the facilities, I believe, at this point.  As of this week, we are finally fully executed and implemented within all these retail locations we mentioned.  That was a three-month delay; out of our control, nonetheless.  We will have, obviously, a positive impact on Q3 and Q4, which are historically our strongest quarters, in addition to the Q1 and Q2 of 2013.  Keep in mind, these programs were not on shelf; we were not selling those retail accounts in 2012, in the first-half.  We will see those numbers in the first two quarters of 2013.  The domestic distribution plan was to drive sales and strengthen margins, and in short, to establish a greater market penetration.  The plan is sound and we still expect to achieve those same results.

I typically grade Management, as far as an operational overview, independent of the numbers, and I’m going to do so again.  Once again, let’s talk about the objectives that we laid out for Management and whether we accomplished those objectives.

Landing accounts:  I have to give the Management team a grade of A.  We did, in fact, set the plan for this domestic distribution program to increase market penetration, and we did, once again, achieve that.  Walmart, Home Depot, and Office Depot represent an increase of 4,200 stores that are now placing our products.  Keep in mind, as I said earlier, these are designed as annual programs, so although they have been implemented only in June and July of this year, those programs will stay intact until June and July, minimally, next year.

Operations:  Gerry has always done a great job keeping our costs down.  We had some challenges, relative to materials overseas, but he has effectively increased our supply base, leveraging some of these issues, and been able to contain costs.

Delivery:  Grade A.  We met all of our shipping requirements and obligations, including having the domestic stocking inventory available for May.  And again, Gerry will elaborate as to what the magnitude of that investment was, and how we were able to handle that.

Revenue:  Has to be a C at best.  This is really not a Management rating; this is just an assessment of the revenue number.  It is a disappointment, but it is not the result of anything that occurred.  We have not lost accounts, we did not lose product at accounts, and we achieved the expanded market penetration that was designed to be achieved through the domestic distribution program.  Nonetheless, revenue grade is a C.
Product Innovation:  Grade A.  No question about it.  We have put forth some amazing products, but more importantly, we have developed and finalized the completion of our entire power failure solutions concept by adding several products which I’ll elaborate on a little bit later.

Product Development Timing:  This one I have to give as a B.  When Gerry and I were overseas in January and we set all these plans in place, I think we got a little bit ambitious.  The team did a quality job, but relative to timing, I basically think we tried to get too much out of our resources.  So we will be seeing additional products still in development coming into the pipeline over the course of Q3 and Q4.

Our Company objective is very simple and straightforward.  It’s all about scalability at this point.  We will continue to focus on more product offerings to retailers, which will result in more products on shelves.  Again, I think that the Management did a great job.  The numbers are disappointing, but I hope, as you hear this reporting, you’ll be able to appreciate the fact that the things that most affected our numbers were out of our control.  It was a matter of timing and order delays.

I’ll now turn this over to Gerry for some greater detail on the financial matters.

Gerry McClinton:  Thank you, Stewart, and good morning everyone.  You know in furtherance to Stewart’s comments, a business must continuously adapt and change to remain healthy.  Whether because of a volatile economic environment, increased competition, changing technologies, product innovation, or even more complex supply chains, these are things that we’re seeing all the time.

Let me reassure you that we have the experienced management in place to not only recognize these changing needs, but effectively execute those changes, as well.  Our first half results reflect a business that is in the transition process.  Such changes require increased investment and expense before long-term benefits are achieved.  Specifically during the first half, I want to point out some of the things that we’ve gone through and achieved.   We have continued to invest in new product innovations, some of which have been launched, but others that have yet to be debuted to potential customers.  These introductions are scheduled to take place in Q3 and Q4.

We expanded investments in product, marketing, and domestic inventories, designed to stabilize revenue flow from quarter-to-quarter.  We’ve invested in new product moulds, tubing, product testing and product certification, ETL certification; all of our products get certified.  We’ve opened up a new international Company in Hong Kong to support overseas operations, to be able to minimize growing pains, explore, and develop new international businesses.  As we expanded into multiple factories, which we’ve also done in the last six months, we needed to provide management oversight to insure continued operational excellence.

Stewart has given me a grade A on the operational side, and I can tell you that our customers give us exactly the same grade.  We have a scorecard, and we show a grade A.  To maintain that grade A, we invested overseas.  We invested in improving investors’ awareness of our Company.  We invested in the Capstone Industries’ website.  We also obtained a new million dollar working capital line from Company Directors to help fund these improvements.  Now let me share with you, as soon as Stewart and I came back from the Orient, we saw the immediate requirement of a line like this, to be able to fund the development of all the things I just mentioned.  This was not a defensive gesture, but an offensive step to allow the Company to grow.  So we now have a million dollar working capital line.

Our bank, Sterling National, has also reconfirmed our $4 million line.  If you remember, last year, we went from $2 million to $4 million, and they’re so happy that they’ve extended that to $4 million.  That reflects their confidence in our Company, as well.

I wanted to highlight some of the planned achievements, as they resulted in increased expenses in the first half results.  These investments are for the future, but are sometimes masked in the numbers themselves.  The direct import model, which has been our main source of revenue for the past few years, is subject to the scheduling of promotions and the timing of orders and shipments between periods, which was evident in the first half of 2012.  As an example, in 2011, we had a large direct import order that shipped in the first-half of 2011.  In 2012, these types of direct import orders started to ship in the second quarter of this year, but mainly, will ship later in the year, in accordance with the revised plan by retailers.  So it’s a shifting from quarter-to-quarter.

We’re currently very busy shipping out major orders overseas in the third quarter.  We will continue to have shipping spikes in the third and fourth quarters, resulting from the increased seasonal business, but overall, we are very optimistic about the direction the Company has taken and our earnings potential in the future.  So let’s review the numbers.

Second quarter revenue decreased to approximately $849 thousand compared with
$1.48 million in the same quarter of 2011.  That’s a reduction of $199 thousand, or 18.9%, in that quarter.  During the second quarter, we started to ship our direct import promotional programs, including the first major shipments of our new award winning 10 LED power failure light.  And we did ship some of our domestic programs; however, some domestic retailers experienced execution delays.  Certain retailers planned May launches, but because of store operational issues, the launches were delayed to as late as August.  As Stewart just said, we are now in all of those stores.  They’ve gotten their act together.

Our domestic inventories were available for these programs, but such execution delays are beyond our control, and quite frankly, are part of the domestic program.  Retailers have delays as they set new inventories in their stores.  They give forecasts and we work to that, but sometimes they get put out a few weeks or even a couple of months, which is beyond our control.

Cost of sales second quarter 2012 was $662 thousand and $739 thousand in the prior year.  The cost of sales decreased because of the lower revenue in the quarter.  Gross profit for the second quarter decreased to $187 thousand, or 22% of revenue, from $309 thousand, or 29.5% of revenue, in the second quarter of 2011.  Gross profit decreased because of the lower revenue.  The reduction in gross profit percentage was due to the product mix that shipped in that second quarter.
Total operating expenses increased to $491 thousand from $323 thousand in the second quarter.  Specifically, sales and marketing increased by $51 thousand to $71 thousand, as the Company expanded its marketing efforts during the quarter and attended additional trade shows in the period to promote our products.

Product development expenses increased to $65 thousand from $31 thousand last year, as we continue to invest in innovative products and categories.

Professional fees increased $48 thousand to $54 thousand from $6 thousand last year, as the Company increased its efforts to improve investor relations.

Capstone's interest expense reduced $22 thousand to $57 thousand in the second quarter, as it required less financing for the purchase of product, because of the less revenue.

Net loss to the second quarter of 2012 was $361 thousand compared with a net loss of
$92 thousand in the second quarter last year.

I want to take a look at the year-to-date numbers, as well.  Total revenue for the six months ended June was $1.1 million, a decrease of 65%, or $2.2 million, compared with $3.4 million in revenue generated last year six months.  The revenue decline reflects the variability of timing of orders and shipments associated with our direct import business model.  Revenue will fluctuate from quarter-to-quarter, depending on when our retailer plans to promote the product.  Most of our promotional programs ship in the third and fourth quarter for the seasonal holiday period.

Year-to-date gross profit was $295 thousand compared with $901 thousand in the same period last year, a reduction of $606 thousand, or 67.2%.  Gross profit as a percentage of revenue for the first six months of 2012 and 2011 was 24.8% and 25.9%, respectively.

The Company realized a net loss of $709 thousand compared with a net income of
$15 thousand in the same six months last year.

Cash used by operating activities was approximately $1.2 million in the first half of 2012, as compared with $256 thousand provided in the prior year.  Cash during the period was used in building inventory by $517 thousand to support the domestic sales program and in prepaid expenses of $757 thousand for the purchase of products for future customer shipments that we’re in the middle of right now, as we speak.  Cash provided from financing activities was
$1.2 million in the first half of 2012 compared with $111 thousand in the prior year.  During the period, we received $1.5 million of cash from notes payable, but note, we also repaid
$1.8 million of those same notes.  The Company also received a further $1.5 million of cash from insiders to support the expansion and our future orders.

This concludes my summary of the second quarter and first six months of 2012.  I will now turn the call back to Stewart.

Stewart Wallach:  Thanks, Gerry.  Again, numbers aside, it’s difficult not to be enthusiastic and excited and encouraged by the developments that we’re taking and making here as a Company; and our new product introductions at the hardware show.  We expanded the Eco-i-Lite program and we introduced a new 5 LED, which is a companion product to the 10 LED.  Most of you may be aware, but if not, our 10 LED won an innovation award at the hardware show.
We introduced something called Decorative Power Failure Lighting.  We talked about this almost a year ago.  It’s an industry first.  It expands our Power Failure Solutions category to an entirely different customer base that prefers a more decorative light, as compared to utility lights.  This is basically a product that’s more apt to be displayed in a home setting as opposed to a utility environment.  We’re extremely pleased with that.  Although I can’t tell you exactly who the retailer is, I can tell you that the initial presentation was made approximately a month ago, off of prototypes, and this product will be included in the Power Failure Solutions promotional set in 900-plus stores.  That will be occurring in Q4 of this year.  The response was immediate, so we’re very encouraged by that and we’re rapidly moving forward with all developments.

We expanded and plan to expand into nightlights and flashlights.  We’re currently still working on the nightlight portion.  The flashlights were, in fact, prototyped and introduced at the hardware show.  They are unlike anything that’s in the marketplace.  We are still finessing and finalizing those.  Gerry, I guess, we’ll be expecting completion of those in the next three to four weeks?

Gerry McClinton:  Yes.

Stewart Wallach:  As we alluded to earlier, when we gave the Product Development department a grade of B, I think that was really because we just placed too much in front of them for the period.  We will continue with the product development and investment in technologies.  Regarding other yet-unannounced products to be launched during this year but still remaining in development, a couple I’ve mentioned, a few I have not.  One thing, in particular that is very exciting, is work on some technologies within lighting.  These technologies offer entirely new opportunities, and have been in development for six to nine months.  They are being thoroughly vetted at this point in time.  These product technologies are not expected to impact our 2012 revenues.  The new technologies are being incubated in the Capstone lighting technology subsidiary that we created last year, and this is exactly what it was created for.  This is allowing us to develop products, while minimizing the distraction to those that are charged with daily operations, like Gerry, Reid, etc.  I have the direct oversight of these projects, and I’m expecting to complete at least two of these technologies by the year end.

Deborah, unless you have something you wanted to add, I think at this point we can open up the lines for some questions.

Deborah Pawlowski:  Yes.  Robin, why don’t you go ahead and queue folks up for the questions, and while that’s happening, Stewart, I can ask some of the questions that have been emailed into us.

Stewart Wallach:  Okay.

Operator:  If you would like to ask a question over the phone, please press star, one, on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two, if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key.

Deborah Pawlowski:  Stewart, I believe we actually addressed a number of these questions in the script, but just to make sure that everyone is getting all the information that they’re looking for, I’m going to kind combine them.

Stewart Wallach:  All right.

Deborah Pawlowski:  I think you’ll be able to work from that.

Stewart Wallach:  Okay.

Deborah Pawlowski:  There was a group of questions related to international sales and our Hong Kong subsidiary, so specifically, maybe you can address sales in the Latin American countries, in Asia, on the new technology website, and then combine in that answer also what the intent and purpose is of our Hong Kong subsidiary.

Stewart Wallach:  All right.  Let’s see if I can give you a little brief summation here.  Yes, we set up a Company, Capstone Hong Kong Limited, and it’s a multi-purpose organization.  We have a plan in place to attain further product development, further operation oversight, and also to increase market penetration into Europe, Australia, and China.  So let’s see if we can break a few of these things down in light of the way you’ve positioned the question.

First and foremost, we have the team in place to focus on operational issues.  I say issues, not problems.  As Gerry alluded to earlier, we have brought on multiple new factories.  They’re under certification and compliance requirements, and Gerry definitely needed assistance and hands-on involvement overseas to achieve the compliance requirements that our retailers demand of us, so that we can increase our supply base.  That is the first and primary responsibility at this point of HK Limited.

Second was for them to explore and expand our market penetration.  They are not involved, at this point, in Latin America.  Latin America sales, over the last year or so, were disappointing, but of recent, we’ve had a renewed interest, and we are furthering discussions as a result of our new products that were launched at the hardware show.  We’re encouraged by that.

Now, let’s talk a bit about the entry into Europe, Australia, and China.  Europe is a very depressed market right now.  We could bring them the greatest thing since sliced bread, and the reality is there’s not going to be any response.  In Australia, we’re taking some steps in that area; in China, as well.  Let’s talk about that.

For us to go into Australia and for us to present products to Europe requires bold developments; for instance, a change of plugs.  Each of these countries has a different plug setup.  I don’t want to bore you with the technology of it, but suffice it to say, it’s not a matter of just taking U.S. products or U.S. technology and distributing it elsewhere.  Those are under development.  In fact, I’m aware that, as we speak, moulds are being created for several of the eco items that will accommodate the Australian market.

Gerry McClinton:  Right.

Stewart Wallach:  China is an entirely different situation.  Right now, China is also experiencing a very depressed market in things other than luxury goods.  If you’re selling Ferraris and Maseratis, I guess you’re having a good day in China, but basic goods have been depressed over the last year or so.  Because of that, sales into those markets are typically on guaranteed sale.  A lot of people have asked about the Newey relationship and why, with those products, our names are listed.  Gerry may elaborate a little bit later on about that, because he negotiated the arrangement, but there were a lot of concessions that went along with allowing them to use our name; one of which is royalties.  But, don’t misconstrue.  The fact that somebody can put up a pleasant presentation on a website does not ensure sales.  The sales are very minimal, but the sales are guaranteed, which means there’s a huge exposure, and the sales could not be accomplished by us directly into China, as we do not have a license and certification to sell into China.

Gerry McClinton:   Right.

Stewart Wallach:  So, these are ways for us to test the market, see how the market will respond to our products with the intent of later being able to utilize Capstone HK Limited to go ahead and penetrate those markets, as well.

Gerry McClinton:  Yes, Let me just add, the other thing that you should note is that, in the course of the next month, we’re actually reviewing the sales overseas with Newey, so we can finalize the royalties that might come to us.

Stewart Wallach:  They’re very minimal.

Gerry McClinton:  But to Stewart’s point, the sale in China doesn’t actually happen until the consumer buys it.  It’s a guaranteed sale.  So Newey may have shipped into those stores, but if the product’s sitting on the shelf, they will not get paid for that until the consumer actually buys the product.  This retailer has the option of returning it all, so there’s always a timeline.  You need to get the product in the store, see how it sells, and then do a full reconciliation.  And that’s what we’re in the process of doing.  Newey is an excellent partner for us.  They’re building a lot of product for us and we’re very happy with that whole situation.

Stewart Wallach:  All right.  Deb?  Did we hit all of them?

Deborah Pawlowski:  Yes, I believe you did.  Let me ask the next one.  There was a grouping of questions surrounding products being available at retailers.  So, maybe you could just talk a little bit about what retailers right now have products on the shelves, and why if I go into my Wal-Mart, down the road here, I can’t find the product?

Stewart Wallach:  All right, yes, let’s talk about this, because it’s a good point and I think it deserves some clarification.  When we say we’re selling to Walmart, what they consider a national program, or if we’re selling to Home Depot nationally, etc., it doesn’t necessarily mean that every single Walmart store in the country will be carrying our goods.  If you were selling necessities, commodities, if you will, such as toilet paper, paper towels, or food, the likelihood is that you will be in most, if not all, stores.  Typically, products that do not have a primary function, that are not necessities of life - and it’s not just our products, it’s several other products - will fall into a lesser distribution.  They put our products in the electrical department, and for instance, with Wal-Mart, we are in their highest traffic stores, an A-set, if you will, and that consists of approximately 1,300-plus stores.  With Home Depot, we’re probably in 1,900 stores, I would think, by this point in time.

Gerry McClinton:  Right.

Stewart Wallach:   With Office Depot, I believe it’s another thousand stores at this point in time.  So the distribution is pretty extensive, but it doesn’t necessarily mean every single store.  Now, that being said, as you also know, we are a strong supplier in the Warehouse Club community, Costco, Sam’s, et cetera.  Those are more seasonal, as it relates to our products, so Q3 and Q4 have always been our strongest positioning in the Warehouse Club community.  The other companies I mentioned, plus Target stores and The Book Life, will add to that going into Q3 and Q4, but the Costco and the Sam’s are where you’ll find our products now.

I do want to just elaborate on one other thing, because I did receive a call and they asked, “Why is it that we didn’t see these huge sales with all these power outages and hurricanes?”  Believe me, I wish it was so simple that a buyer at Home Depot in a region would pick up the phone and say, “We just got hit by a storm.  Can you ship me 50,000 of something?”

It doesn’t work that way.  What we’ve learned is that they sell from their existing departments.  Sometimes they’ll fortify some stock, but that’s very seldom.  Our focus and selling strategy is now going to be more focused on storm preparation than disaster recovery, because we did learn some things this time around.  Disaster recovery is typically a sale that is triggered after something occurs.  Clearly, as people become more aware of the product and more cognizant of the benefits of the product, there is a tick-up in sales, especially following a storm.  But, storm prep is really where we need to focus our attention.

As I alluded to earlier, I cannot tell you who the chain is, but we took a storm prep Power Failure Solutions concept to a major retailer in the States approximately a month-and-a-half ago, and in a period of four weeks, cradle to the grave, commitments were made and that entire section will be executed in Q4 in 900-plus stores.  So we do think that storm prep is a more valid approach for us.

Deborah Pawlowski:  All right, and then just real quickly on the particular products available in which stores?  We have the Eco-i-Lite 10 LED; we have the light ringers; we have the door security monitor camera; and everything that we have listed on our website.  What is it that people could actually buy in a store?

Stewart Wallach:  Okay let’s start it.  Eco-i-Lites, for instance, is what we’ve received some inquiries on, especially the newest one, the 10 LED.  Today, you’ll find the product at Walmart and BJ’s and actually as of last week, rolling out into Costco.  The 5 LED, you’ll be seeing in another Warehouse Club shortly; that will be hitting for Q4.  Office Depot carries, I believe, the

3 LED, so the product varies from location to location.  What we are currently selling and supplying regularly is the Slimline, the Eco 3, the Eco 5, the Eco 10, and, of course, now our new products, which as I said, we already have commitments for the Decorative Power Failure at the one retail chain.  I believe they’re the only one to have seen it so far.

Gerry McClinton:  Right.

Stewart Wallach:  And, of course, our book lights were dominant in the Target stores.

Gerry McClinton:  They’ll actually be heading to stores mid-September, full holiday program, and that’s going to be it for a year.

Stewart Wallach:  Does that answer your question, Deb?

Deborah Pawlowski:  So we had these stores before, but are we being shelved differently than we were historically?

Stewart Wallach:  Well, we haven’t had all of those before.  Home Depot is new to us.
Walmart is new to us.  Office Depot is new to us.  Those are a result of the Domestic Distribution Program.  We have sold to Sam’s Club, which is a sister company to Walmart, but these are new distributions to us.

The other locations we’ve been selling for multiple years on seasonal promotions, like The Container Store.  We remain one of their best selling items and, yes, we’re featured again.

So I guess, what would be most meaningful to investors is that we have not lost positioning at all.  We’ve only increased penetration and the game, of course, now is to move from one or two products to multiple products.  That was the strategy; that’s the plan.  We have to build the scale by launching the new products into the same existing distribution.

Deborah Pawlowski:  Okay, good.  All right, let me see, there was a question specific to the door security monitor, whether we launched or we announced that we have the product.  Has it been acquired yet, or put on shelves?  Any revenue, order levels, etc.?

Stewart Wallach:  Okay.  It has had no impact at all on revenue or order levels.  This is normal and expected.  Let me take a minute here, because this is a good opportunity to address a possible misunderstanding about new product introductions and time-to-shelf.  Let me just take this question and expand upon it.

In the briefest explanation possible, first, we develop products that are entirely unique, whether that is in its feature sets, its price points, or in some special value to the consumer, but there is really very little we can do off the shelf.  Our focus is to meet under-exploited consumer needs.

That being said, there is a process.  We start with the proof of concept, which means, basically, can the idea work and can it be produced affordably?  If so, we proceed to prototype development for show introductions and customer feedback.  There’s much to learn during that process, as changes are often required based on the feedback.

Once we agree to the product in final form, near production prototypes are developed and presented to retail customers.  Keep in mind that moulds can be upwards of $25 thousand to $50 thousand each, so we’re very cautious about going to final phases until we have commitments.  It doesn’t mean that we don’t believe in the product, but we can’t be certain that budgets are available and timing is right for the retailer.

These steps could take 120 to 180 days.  Realistically, a new product does not impact our numbers for possibly six to 12 months from the time of introduction.  So when we say we launched a product at the hardware show, some of those products, such as the 5 LED and the
10 LED, were actually finished products.  Others were in this first stage of prototype development, where we’re presenting them and seeking feedback.  Yes, they were “launched;” we put a stake in the ground.  We said the products are going to be available, but we had to go ahead and modify and make some alterations that would make the product even more viable for retail.

This is why it’s so important for us to keep a strong product development effort, so we always have new offerings in the pipelines.  I hope that clarifies it a little bit.

Deborah Pawlowski:  I think it does.  A couple of questions regarding the stock:  When Jeffrey Postal completes his acquisition of 50 million shares, what would his percentage of ownership be?

Stewart Wallach:  I can’t really speak to what his intent is; of course, it’s an individual effort.  I believe he said he would purchase up to 50 million shares.  I would say, with the insiders combined, probably about 42% or 43% at that point.

Gerry McClinton:  Right.

Stewart Wallach:  Although, of course, the Fishers are very large shareholders, they’re not insiders, but if you were to add them into that equation it’s probably 52% or 53%.

Deborah Pawlowski:  Okay.  I have a question that I find somewhat amusing.

Stewart Wallach:  We could use a little levity about now.

Deborah Pawlowski:  Well, it’s basically stating that, we can see that insiders are buying - specifically with Jeffrey Postal filing his statement and everything - so the question is:  “Why wouldn’t insiders and majority holders be selling, since the price is going down?”

Stewart Wallach:   Wow that is sort of humorous.  Unless there’s something that I do not understand in the question, it really is very simple.  We remain extremely bullish on the Company, its management, and the business strategy.  We would all like to see faster growth, but our business practices are very sound and we know that building a strong business, especially today, takes some time.  The insiders have voiced to me their understanding to that point, and they appreciate the fact that it’s not a short-term investment, and we are all okay with this, as long as we’re continually making progress and we’re quantifying our developments.  We’re actually watching these things very carefully.  Everything is occurring according to plan, and we believe the performance will follow.

That being said, I’m the single largest shareholder.  I have not sold any of the stock, and as you’ve mentioned, we’re actually still accumulating stock.  I’ve been in the business for almost 30 years and I feel very confident that the steps we’re taking are going to result in a very sound performance; hence, we’re not selling any stock.

Deborah Pawlowski:  There is also a question here about whether or not the Company would consider a reverse split?

Stewart Wallach:  We’ve talked about that many times.  Actually, you and I have talked about that.  There is a stigma attached to doing a reverse stock split, so it’s not initiated without very good reason and requires shareholder and/or Board consent, of course.

Many institutional investors and mutual funds do have rules against purchasing a stock whose price is below some minimum.  So it may be the best means to attract investors to buy stock, but as I said earlier, this must be done in a timely manner to positively affect investors and to have a planned desired outcome.

At this point in time, we have not had that to the table for a vote.  It’s not something that we’re contemplating short-term.

Deborah Pawlowski:  Okay.  I’ll take the question on shorts.  There was a question:  “Apparently there are numerous claims by some individual on bulletin boards that some owner groups are shorting the stock deliberately to drive down the share price.”

I’ll just respond with some facts regarding our short position.  The short positions are reported every two weeks, on the 15th and the 30th/31st of the month, so the 15th has not yet been reported, since today hasn’t closed, but the position at the end of July, we had a short interest ratio of 0.2.  It was an uptick from 0.057, or so, at I guess that would have been in the July 15th period, but just to clarify… if someone is shorting the stock, this is such low volume that it’s very difficult to do, because it would be difficult to cover.  Then the second thing is that a short interest ratio of 0.2 is an indication of how many days it would take to cover, which means it’d take less than a day for that to cover.  So believe me, from a short interest position, it’s not anything of any material significance, even in a stock like ours.

Stewart Wallach:  I just saw a question come in that was saying:  “Relative to now, it appears there’s no chance to beat the total revenue”—are you seeing that?

Deborah Pawlowski:  Oh, yes.

Stewart Wallach:  We’d like to address that.

Deborah Pawlowski:  Okay.

Stewart Wallach:  The question is: “It would now appear there’s no chance to beat the total revenue in 2012.  Is this of concern to the Company?  Are you now looking forward to a better 2013?”

Gerry, it looks like you’re eager to jump in, so go ahead.

Gerry McClinton:  All right.  Not exceeding 2012 is not a forgone conclusion by any means.  We don’t know yet if we are not going to beat 2011 numbers.  The most significant impact to our business is retailers’ ability to write orders for the fourth quarter, particularly for our new products.  It is very much dependent on their budget.

We are penning decisions with many retailers that would shift Q4 for in-store Q1 and Q2, but as Stewart said earlier, we have products placed at 4,000 stores already that were not in these stores Q1 and Q2 of this year.  So, yes, we are very, very bullish about 2013.

Stewart Wallach:  Well, I don’t think I can add anything to that.  All right.  Debbie, anything else?

Deborah Pawlowski:  Yes, let’s look at a simple question: “How involved is Bart Fisher and his family as major shareholders?”

Stewart Wallach:  They have no direct involvement in the business operations.

Deborah Pawlowski:  Okay and then another question: “When does Capstone’s contract with Kei end?”  Kei, being us, Kei Advisors.

Stewart Wallach:  We have made it very clear, as long-time shareholders know and hopefully the new are aware, that I labored over that decision for quite some time to find the right investment relations firm to work with us and help us build recognition for the Company, and that decision was Kei Advisors.  We have no plan of changing our investor relations firm.

Deborah Pawlowski:  One for Gerry here:  “If we had a sudden uptick in orders, is our domestic distributions system set up to handle that, and can our own capacity to be able to address that?”

Gerry McClinton:   All right, let me explain how we actually come up with quantity for domestic inventory.  Our initial domestic inventory requirements are based on customer forecasts, which consider the number of stores in the chain, the program start dates and the projected store sell-through.  We also calculate into that a safety stock to ensure there are no outages.

We have a tremendous relationship with our factory partners.  It’s extremely strong to the point where we are a preferred vendor and our lead time to ship goods is very, very fast.  Typically, a vendor might have lead times of 90 days. Our lead time from our factory is 30 to 45 days.  But more importantly, this year we have also expanded capacity to an additional two factories.  These are factories owned by our existing partners.  When you say expanding into a factory, that doesn’t mean hey let’s go and make product here.  That factory has to be inspected by UL or ETL, it has to be audited, it has to be certified, the products have to be certified, and the quality control procedures all have to be certified.  We are now up and running in two additional factories, so we have a total of three to four factories that we can fall back on; whereas, last year we had really one.

So just bring it on, Stewart.  Bring it on.  We don’t have a capacity issue here.

Stewart Wallach:  All right.

Deborah Pawlowski:  All right.  This one is, I guess, kind of an Innovative Technology product question: “Why not remarket the battery and, possibly, the solar Light Ringers as power failure emergency lighting, because they are great products for emergency lighting?”

Stewart Wallach:  Well, first of all, whoever’s bringing that to our attention, I couldn’t agree more.  We love Light Ringers.  We think these are great products, particularly as it relates to solar, which we’ve presented time and time again.  Consumers, right now, are spending their limited discretionary income on less expensive products.  Solar is, relatively speaking, expensive.  And the retail buyers, which are really the parties we have to convince of the worthiness of a product, are just hesitant to risk placement at this time.

Now, talk about the battery Light Ringers.  A fantastic item; I use them everywhere.

Stewart Wallach:  They were into Target in the book light department, but they didn’t really belong in the book light department.  We were able to get them in there, because the buyer actually appreciated the product, but the reality is these items fall into a lamp department and we have a very short line for the lamp department.  We have to revisit this and either expand the line or come up with a broader assortment for the lamp buyer, if you will.  Most of what goes into the lamp department is off-the-shelf product out of China and its commodity based.  There’s no margin in it, whatsoever.

Now, that being said, we are re-tooling some of the Light Ringers, because there were components of the Light Ringer, particularly the flex neck, where the pricing went through the roof.  We are exploring alternatives for that, and we do believe we’ll reposition it more for a promotional buy, and then try to incorporate it, as you’re suggesting here, into the power failure solutions department.  You obviously used the product, whoever this is, and we appreciate it, because they really are great products.

Gerry McClinton:  Yes they are.

Deborah Pawlowski:  Robin?

Operator:  As a reminder, it is star, one, if you would like to ask a question over the phone.

Operator:  There are no questions on the phone at this time.

Deborah Pawlowski:  Okay.  Well then, we have one last question that came in, and it’s from a long-time shareholder who says he’s a believer in Management, its abilities to build a successful business and he loves the products.  He knows there was a lot of cleanup that had to be done in 2007 to 2008.  There was shuttering of non-performing businesses, and having to establish credibility in the retail marketplace, which is not easy to accomplish.  This shareholder says, “Mr. Wallach, you have taken a high road, from what I have observed, as head of your management team, but the stock just can’t seem to gain any traction.  So, any thoughts?”

Stewart Wallach:  Wow.  Okay.  That’s a great closing question.

First of all, thanks for the recognition, particularly relative to your observations regarding taking the high road.  It means more to us than you can possibly imagine.  That being said, we are seriously committed to this Company.  We do expect to cross the finish line, so to speak.  As the largest single shareholder, I can empathize with your comments.  As the business operator, I’m certain that we are making sound business decisions and that we are building a solid business.

The management, Dr. Postal, and the remaining Board members are all fully behind this effort and are committed to the long-term plan we’ve been executing.  We have great products, we have very strong distribution, which we continually gain in retail shelf space, and we are all very well invested in the business.  We are determined to deliver the shareholder value and recognition that we think this Company deserves, but as you know, stock values are out of our control.  We are strong believers that, if we continue to deliver strong fundamentals and strong performance, the shareholder value will increase accordingly.

I want to personally thank you for your candor and for your support.

Operator:  This concludes today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation.